SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report        July 3, 2002
         (Date of earliest event reported)      July 1, 2002


                            SEVEN SEAS PETROLEUM INC.
             (Exact Name of registrant as Specified in its Charter)

          Cayman Islands                   0-22483             73-468669
(State or Other Jurisdiction of    (Commission File Number)  I.R.S. Employer
 Incorporation or Organization)                           Identification Number)


                5555 SAN FELIPE, SUITE 1700, HOUSTON, TEXAS 77056
              (Address of Principal Executive Offices)    (Zip Code)


       Registrant's telephone number, including area code: (713) 622-8218

Item 5. Other Events

     The Company announced on July 1st that we have suspended further development drilling in the Guaduas Oil Field pending a reassessment of recently drilled wells, current production data, and the results of planned production enhancement efforts on existing wells. Possible modifications to the development drilling program include the employment of horizontal drilling techniques and the selection of different well locations.

     At the end of May, the Company commenced gas injection operations and planned to proceed with reconfiguration of several electric submersible pumps in an attempt to optimize oil production. The Company is also now contemplating hydraulic fracture treatments on several of the existing wells. The impact of these operations may not be known for several months.

     The  Company is  presently  injecting  approximately  40 percent of planned initial gas volumes. Injection levels should increase upon installation of a high pressure compressor, scheduled for delivery later this month. However, due to possible gas encroachment in certain parts of the reservoir, the Company now believes that current production rates, which averaged approximately 6,800 barrels of oil per day (3,100 net to Seven Seas) for the month of June, may not be materially improved by gas injection.

     As a result of the reduction in production rates and the suspension of development drilling, Seven Seas does not believe that Guaduas Oil Field gross production will reach the targeted 18,000 to 25,000 barrels of oil per day by the end of 2002. The Company is not prepared to estimate future production levels until these reassessment efforts are completed.

El Segundo 5-N Update

     Additionally, the Company reported that the El Segundo 5-N, the seventh Guaduas Oil Field development well, initially tested up to 500 barrels of oil per day before being shut in for a forty-eight hour pressure build-up test.

Escuela 2 Update

     Seven Seas also reported that the Escuela 2 well was drilling at approximately 18,770 feet over the weekend when the penetration rate abruptly fell to near zero. Shortly thereafter, the well experienced significant lost circulation. When circulation was regained, fine to medium grain sandstone cuttings were brought to the surface. Although these characteristics are often indicative of a reservoir formation, it is premature to draw conclusions. The Company does not know whether the well has crossed the Cambao fault that separates the overthrust and subthrust formations.

     To ensure the integrity of the well bore, the Company is currently in the process of preparing to run 7 inch casing to total depth and plans to drill ahead when the casing is in place. The Company does not expect to resume drilling for several days.

Item 7.           Financial Statements and Exhibits

         (c)      Exhibits

Exhibit
No.               Description
-------           -----------

10                July 1, 2002 press release

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SEVEN SEAS PETROLEUM INC.

                                    By:   RONALD A. LEFAIVE
                                    Name: Ronald A. Lefaive
                                    Title: Vice President of Finance and Chief
                                           Financial Officer

Date:  July 3, 2002

                                INDEX TO EXHIBITS

Exhibit
No.               Description               Method of Filing
-------           -----------               ----------------

10         July 1, 2002 Press release       Filed herewith electronically